IBM and Agassi Sports Entertainment Announce AI-Powered Platform to Advance Global Racquet Sports

Partnering to deliver a digital platform with AI-powered video coaching, premium content, and commercial experiences for players and fans worldwide

LAS VEGAS, NEV. and ARMONK, N.Y., November 5, 2025 – Agassi Sports Entertainment (ASE) Corp. (OTC PINK: AASP) and IBM (NYSE: IBM) today announce a multi-year collaboration aimed to transform the global racquet sports landscape through next generation artificial intelligence and digital innovation. They have signed a partnership agreement to bring together IBM’s technology and expertise with ASE’s vision for an innovative digital community across racquet sports.

Empowering Everyday Racquet Sport Enthusiasts Through Technology

This initiative aims to deliver a comprehensive multi-faceted digital platform intended to redefine how players, fans, and brands engage with racquet sports. Andre Agassi will play an active role in shaping the platform, bringing authentic athletic insight and proven training methodologies to these efforts. The initial release of the platform app is expected in the first half of 2026.

Leveraging IBM’s watsonx.ai and computer vision technology, ASE and IBM will create tools that analyze athletic movement using everyday video footage. The platform will feature AI technology and advanced video analytics – referred to as “Agassi Intelligence” – to deliver professional-grade coaching directly to players’ mobile devices.

Beyond performance analytics, the platform will serve as a hub, offering integrated commercial features, premium content, entertainment, and community-based experiences for players and fans at all levels. Plans include, opportunities to connect with Andre Agassi and other athletes through new distinctive digital interactions.

A New Era for the Global Game

This multi-year joint effort is rooted in a shared commitment to equity in sport and expanding what is possible in racquet sports. By combining world-class technology with authentic athletic insights, the platform aims to reduce barriers to high-level training and community for players everywhere. Whether improving health, developing skills, or connecting across continents, the platform aims to grow the game and inspire the next generation of players and fans.

“IBM Consulting is investing in ASE’s vision that will help enable access to racquet sports for anyone, wherever they are,” said Mohamad Ali, Senior Vice President and Head of IBM Consulting. “These efforts combine the best of ASE’s inspiring vision with IBM’s AI technology and expertise to deliver data driven tools that can support racquet sport communities around the world.”

“This initiative with IBM embodies everything we believe about sports as a force for positive change, we are developing new technology that makes racquet sports more inclusive, more dynamic, and more impactful than ever before," said Andre Agassi, co-founder of Agassi Sports Entertainment and 8-time Grand Slam winner. "This is about scale, growth, and health. Our goal is to deliver smarter tools, stronger communities, and global access to the sports we love."

“We’re building something truly unique,” said Ronald Boreta, Chief Executive Officer of Agassi Sports Entertainment. “This is not just an app or a website; it’s creating a digital experience that we believe is beyond anything in the market today. Working with IBM we are developing new technology that brings together everything in racquet sports – play, learning, commerce, and media – in one digital home within the iconic Agassi brand.”

The platform and solutions to be developed under this initiative are planned to be hosted on IBM Cloud, with IBM Consulting leading development, scalability, and continuous innovation to support evolving the platform as it adapts to the needs of the global racquet sports community.

Statements regarding IBM's and ASE's future direction and intent are subject to change or withdrawal without notice, and represent goals and objectives only.

About Agassi Sports Entertainment Corp.

Agassi Sports Entertainment Corp. (OTC PINK:AASP) is a vibrant sports entertainment, content, media, and technology company focused on bringing together sports communities under one brand. We believe we are uniquely positioned to become a leader in the racquet sports space, including pickleball and padel. Our strategy centers on working to consolidate, promote, and grow the highly opportunistic industry through various organic and transactional efforts worldwide.

About IBM

IBM is a leading provider of global hybrid cloud and AI, and consulting expertise. We help clients in more than 175 countries capitalize on insights from their data, streamline business processes, reduce costs and gain the competitive edge in their industries. Thousands of governments and corporate entities in critical infrastructure areas such as financial services, telecommunications and healthcare rely on IBM's hybrid cloud platform and Red Hat OpenShift to affect their digital transformations quickly, efficiently and securely. IBM's breakthrough innovations in AI, quantum computing, industry-specific cloud solutions and consulting deliver open and flexible options to our clients. All of this is backed by IBM's long-standing commitment to trust, transparency, responsibility, inclusivity and service. For more information, see www.ibm.com.

Forward-Looking Statements

This press release includes “forward-looking statements”, including information about ASE’s and IBM’s future expectations, plans and prospects. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking-statements and factors that may cause such differences include, without limitation, the expected timing of the implementation of the digital platform, the anticipated benefits and efficiencies expected from its adoption, and the specific components, features, or phases of the platform as planned, as well as ASE’s ability to pay amounts due to IBM under the partnership agreement and potential dilution associated therewith to the extent funds are raised through equity offerings. These risk factors and others are included from time to time in documents ASE and IBM file with the Securities and Exchange Commission, including, but not limited to, their Form 10-Ks, Form 10-Qs and Form 8-Ks. These reports and filings are available at www.sec.gov. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, including the forward-looking statements included in this press release, which are made only as of the date hereof. Neither ASE, nor IBM, undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise provided by law.